EXHIBIT 4.1


                       SIXTH AMENDMENT TO CREDIT AGREEMENT


         This Sixth Amendment to Credit Agreement (the "Amendment") is made as of this 1st day of August, 2002 by and among AMERICAN MEDICAL SECURITY GROUP, INC. ("AMS"), the Lenders named in the Credit Agreement (the "Lenders") and LASALLE BANK NATIONAL ASSOCIATION, as Agent and Swing Line Lender (the "Agent").

                               W I T N E S S E T H

         WHEREAS, AMS, the Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 24, 2000, as amended pursuant to that certain First Amendment to Credit Agreement, dated as of July 18, 2000, as further amended pursuant to that certain Second Amendment to Credit Agreement, dated as of November 10, 2000, as further amended pursuant to that certain Third Amendment to Credit Agreement, dated as of January 29, 2001, as further amended pursuant to that certain Fourth Amendment to Credit Agreement, dated as of April 27, 2001, and as further amended pursuant to that certain Fifth Amendment to Credit Agreement, dated as of March 21, 2002 (collectively, the "Credit Agreement); and

         WHEREAS, as a result of a change in accounting principles related to the adoption of SFAS 142, "Goodwill and Other Intangible Assets", effective as of January 1, 2002, AMS recorded a charge for goodwill impairment in the amount of $60,098,000 (the "Charge")

         WHEREAS, as a result of the Charge, the parties desire to further amend the Credit Agreement, as more fully set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the adequacy of which is hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the meaning given to them in the Credit Agreement.

SECTION 2. WAIVER OF CERTAIN COVENANT DEFAULTS. As of March 31, 2002 and June 30, 2002, AMS has failed to comply with Section 6.19.4 of the Credit Agreement. Such failure, unless waived, would constitute an Event of Default under Section 7.3 of the Credit Agreement. Subject to the terms hereof, the Agent and the Lenders hereby waive compliance with Section 6.19.4 of the Credit Agreement, as of March 31, 2002 and June 30, 2002, and agree, as of such date, that AMS may permit its Consolidated Net Worth to be less than the sum of
(a) $200,000,000, plus (b) 50% of the positive Consolidated Net Income earned by AMS in such Fiscal Quarter on or prior to the date of determination (excluding changes in unrealized gain/loss), plus (c) 25% of the Net Available Proceeds received by AMS or any Subsidiary from the issuance of equity securities.

         Except as expressly set forth herein, the above-referenced waiver is not intended to be and shall not be construed as a waiver or amendment of any of the terms and provisions of the Credit Agreement, which terms and provisions remain in full force and effect. Furthermore, such waivers shall not constitute a future waiver of compliance with any financial covenants or other provisions under the Credit Agreement.


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SECTION 3.    AMENDMENTS TO CREDIT AGREEMENT.

         3.1 Section 6.19.4 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

              "6.19.4 Consolidated Net Worth. AMS will at all times maintain a Consolidated Net Worth of not less than the sum of (a) $185,000,000, plus (b) 50% of the positive Consolidated Net Income earned by AMS in each Fiscal Quarter ending after June 30, 2002 and on or prior to the date of determination (excluding changes in unrealized gain/loss), plus
         (c) 25% of the Net Available Proceeds received by AMS or any Subsidiary from the issuance of equity securities after June 30, 2002."

SECTION 4. CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon satisfaction of the following conditions precedent:

         4.1 The Agent and the Lenders shall have received copies of this Amendment duly executed by AMS.

         4.2 The Agent and the Lenders shall have received such other documents, certificates and assurances as they shall reasonably request.

SECTION 5. REAFFIRMATION OF AMS. AMS hereby represents and warrants to the Agent and the Lenders that (i) the warranties set forth in Article 5 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent (a) that any such warranties relate to a specific date, or (b) changes thereto are a result of transactions for which the Agent and the Lenders have granted their consent; (ii) AMS is on the date hereof in compliance with all of the terms and provisions set forth in the Credit Agreement as hereby amended; and (iii) upon execution hereof no Event of Default has occurred and is continuing or has not previously been waived.

SECTION 6. FULL FORCE AND EFFECT. Except as herein amended, the Credit Agreement and all other Loan Documents shall remain in full force and effect.

SECTION 7. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year specified above.

                                           AMERICAN MEDICAL SECURITY GROUP, INC.


                                           By:    /s/ Gary D. Guengerich
                                           Name:  Gary D. Guengerich
                                           Title: Executive Vice President and
                                                  Chief Financial Officer


                                           LASALLE BANK NATIONAL ASSOCIATION

                                           By:    /s/ Linda A. Whittaker
                                           Name:  Linda A. Whittaker
                                           Title: Assistant Vice President


                                           BANK OF AMERICA, N.A.

                                           By:    /s/ Joseph L. Corah
                                           Name:  Joseph L. Corah
                                           Title: Principal


                                           ASSOCIATED BANK GREEN BAY, NATIONAL
                                           ASSOCIATION

                                           By:   /s/ Stephen E. Pasowicz
                                           Name: Stephen E. Pasowicz
                                           Title:   Vice President



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